Exhibit 99.1

Contact:

Brian E. Powers, Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

November 9, 2022
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Third Quarter 2022 Results

●	Sales of $32.2 million for the quarter, an increase of 22.0% over Q3 2021
●	Sales of $95.1 million for the nine-month period, an increase of 23.8% over 2021

CLEVELAND, OHIO, November 9, 2022 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and nine-month periods ended September 30, 2022.

For the quarter ended September 30, 2022, sales were $32.2 million compared to $26.4 million in the same period last year, an increase of 22.0%.  In this quarter, the Company recorded operating income of $2.0 million compared to $1.9 million in the same period last year, an increase of 5.2%. Net income was $1.3 million, or $0.36 per fully diluted share, compared to $1.2 million, or $0.35 per fully diluted share in the third quarter of last year.

For the nine months ended September 30, 2022, sales were $95.1 million compared to $76.8 million in the same period last year, an increase of 23.8%.  For the nine-month period, the Company recorded operating income of $5.8 million compared to $6.3 million in the same period last year. Net income was $3.5 million, or $1.01 per fully diluted share, compared to $5.6 million, or $1.64 per fully diluted share in the first nine months of last year. The decreases in operating income, net income and earnings per share for the nine-month period were due in part to non-cash stock awards valued at $0.9 million in the current year compared to $0.4 million in the same period last year, based on the substantially higher share price this year. For the nine-month period, net income and earnings per share were also negatively impacted by $0.5 million of unrealized losses on non-operating strategic investments in equity securities. In addition, net income and earnings per share in 2021 were higher due in part to forgiveness of debt in the amount of $1.5 million under the CARES Act.

For the quarter and the nine months ended September 30, 2022, the increase in revenue was attributable to organic growth in each of the company’s operating segments, as well as the acquisitions of Reverso Pumps and Separ America in January of 2022 and Knitting Machinery Company of America in May of 2022.

Brian Powers, President and CEO, stated “We are pleased with the ongoing growth of our company and remain confident in our ability to achieve long-term strategic priorities. Crawford United is continuing to explore opportunities for increased revenue and improved profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation.

Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, education, aerospace, defense, and transportation. The company currently operates two business segments. The Commercial Air Handling Equipment segment is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, shortages in supply or increased costs of freight, labor or necessary products, components or raw materials, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products, actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including the economic impact of inflation and Russia’s invasion of Ukraine, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

President & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2022		2021		2022		2021
Sales	$32,189,623	100%	$26,397,857	100%	$95,094,396	100%	$76,841,745	100%
Cost of Sales	25,879,820	80%	21,000,148	80%	75,649,696	80%	59,660,823	78%
Gross Profit	6,309,803	20%	5,397,709	20%	19,444,700	20%	17,180,922	22%

Selling, general and administrative expenses	4,310,125	14%	3,528,928	13%	13,672,173	14%	10,866,884	14%
Operating Income	1,999,678	6%	1,868,781	7%	5,772,527	6%	6,314,038	8%

Interest charges	331,156	1%	236,535	1%	746,237	1%	693,850	1%
Other (income) expense, net	(93,676)	0%	140,846	0%	27,331	0%	(1,134,627)	-2%
Income before Income Taxes	1,762,198	5%	1,491,400	6%	4,998,959	5%	6,754,815	9%
Income tax expense	507,653	1%	293,523	1%	1,507,275	1%	1,166,216	2%
Net income	$1,254,545	4%	$1,197,877	5%	$3,491,684	4%	$5,558,599	7%

Net income (loss) per common share
Basic	$0.36		$0.35		$1.01		$1.64
Diluted	$0.36		$0.35		$1.01		$1.64

Weighted average shares outstanding
Basic	3,476,087		3,408,906		3,458,437		3,403,609
Diluted	3,476,087		3,409,819		3,458,437		3,404,507